CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 26 to Registration Statement Amendment No. 333-126384 on Form N-1A of our report dated September 28, 2016, relating to the financial statements and financial highlights of Pioneer Multi-Asset Income Fund (the "Fund"), a portfolio of Pioneer
Series Trust IV, appearing in the Annual Report on Form N-CSR of the Fund for the year ended July 31, 2016. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.


/s/ Deloitte & Touche LLP


Boston, Massachusetts
March 24, 2017